Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (this “Agreement”) is entered into by and among Paycom Payroll, LLC (“Employer”) and Paycom Software, Inc. (“Paycom Software”) (Employer and Paycom Software are collectively referenced as, the “Company”) and Jon Evans (“Employee”). The Company and Employee are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee has been employed by Employer;

WHEREAS, Employee’s employment with Employer ended on April 14, 2022 (the “Separation Date”); and

WHEREAS, the Parties desire to set forth Employee’s separation benefits and obligations and to finally, fully and completely resolve all matters arising from or during Employee’s employment, any benefits, bonuses and compensation connected with such employment and all other matters that the Parties may have for any reason;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. End of Employee’s Employment. Employee agrees that on and after the Separation Date, Employee shall no longer report to the Company’s offices for work. All of Employee’s employment, officer, director or other positions with Employer, Paycom Software and their affiliates shall terminate effective as of the Separation Date. Employee shall execute all documents and take such further steps as may be required to effectuate such termination(s). Employee shall not perform any work and shall not make any representations or execute any documents, or take any other actions, on behalf of the Company as of the Separation Date. Employee agrees that this Agreement fully supersedes any and all prior agreements relating to Employee’s employment with Employer, except for (a) those certain Non-Solicitation Agreements between Employee and Employer effective December 23, 2014 and March 6, 2018 (the “Non-Solicitation Agreements”), (b) that certain Employee Confidentiality, Non-Disparagement and Non-Disclosure Agreement between Employee and Employer dated December 23, 2014 and that certain Employee Confidentiality, Non-Disparagement, Non-Disclosure, Proprietary Information and Indemnification Agreement by and between Employee and Employer dated March 6, 2018 (the “Confidentiality Agreements”), and (c) the clawback and forfeiture provisions of Section 4 of the Award Agreements (as defined below).

2. Consideration.

(a) Provided that Employee complies with this Agreement, and does not revoke this Agreement under Section 17, in consideration of Employee’s execution of this Agreement and promises herein, including, without limitation, the release of claims against the Company, the Company shall provide for the following payments and benefits (collectively, referred to herein as the “Severance Benefits”):

(i) An amount equal to Seven Hundred Nine Thousand Three Hundred Fifty Dollars and Forty-Eight Cents ($709,350.48), which Employee agrees is equal to the sum of eighteen (18) months of Employee’s base salary, and the cost of twelve (12) months of coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. The Severance Benefits will be payable in a single lump sum on the Company’s first regular payroll date following the Effective Date (as defined below).

(ii) Subject to approval by the Compensation Committee of the Board of Directors of Paycom Software, accelerated vesting of one hundred percent (100%) of the Unvested Shares (as defined below), effective as of the Effective Date.

The Company shall have no obligation to provide the amounts described in this Section 2(a) unless Employee executes and does not revoke this Agreement. The Severance Benefits provided in this Section 2(a) shall be subject to all applicable tax withholdings and deductions. The amounts payable pursuant to this Section 2(a) shall not be treated as compensation under the Company’s 401(k) Plan or any other retirement plan. Employee acknowledges and agrees that the Severance Benefits are full and fair consideration between the Parties and that Employee is not otherwise entitled to the amounts and benefits set forth in this Section 2(a).

(b) In the event Employee fails to timely execute this Agreement or revokes this Agreement in accordance with Section 17 below, Employee will only receive his base salary through the Separation Date, any accrued but unused paid time off, and unreimbursed business expenses in accordance with the Company’s policies.

(c) Pursuant to the Paycom Software, Inc. 2014 Long-Term Incentive Plan, Paycom Software previously granted Employee awards of shares of restricted stock of Paycom Software, as evidenced by that certain (i) Restricted Stock Award Agreement by and between Paycom Software and Employee, dated October 4, 2016, under which 4,000 time-based shares of restricted stock were granted and 800 shares remain unvested and outstanding, (ii) Restricted Stock Award Agreement by and between Paycom Software and Employee, dated April 26, 2017, under which 7,500 time-based shares of restricted stock were granted and 1,875 shares remain unvested and outstanding, (iii) Restricted Stock Award Agreement by and between Paycom Software and Employee, dated January 26, 2018, under which 5,692 time-based shares of restricted stock were granted and 1,423 shares remain unvested and outstanding, and (iv) Restricted Stock Award Agreement by and between Paycom Software and Employee, dated January 17, 2019, under which 4,695 time-based shares of restricted stock were granted and 1,565 shares remain unvested and outstanding (collectively, the “Award Agreements”). Of the time-based shares of restricted stock previously granted to Employee under the Award Agreements, 5,663 total shares of restricted stock currently remain unvested and outstanding (the “Unvested Shares”). The Unvested Shares are eligible to vest on the Effective Date in accordance with Section 2(a) above. If Employee does not execute and timely return this Agreement or otherwise revokes this Agreement, the Unvested Shares shall be forfeited by Employee, and the Company shall have no further obligations or liabilities to Employee under the Award Agreements with respect to any forfeited shares. Employee acknowledges and agrees that the provisions of Section 4 of the Award Agreements shall survive Employee’s termination of employment.

(d) Other than the compensation and payments provided for in this Agreement, Employee shall not be entitled to any additional compensation, bonuses, payments, equity grants, options or benefits under any agreement or any benefit plan, long term incentive plan, short term incentive plan, severance plan or bonus or incentive program established by the Company.

3. Release. In consideration of the promises of the Company provided herein, including, without limitation, the Severance Benefits, and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which Employee acknowledges, Employee, on Employee’s own behalf and on behalf of Employee’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully and forever waives, releases, extinguishes and discharges the Company and all of its affiliates, subsidiaries and each of their respective past, present and future parents, owners, officers, directors, shareholders, members, executives, employees, consultants, independent contractors, partners, agents, attorneys, advisers, insurers, fiduciaries, employee benefit plans, representatives, successors and assigns (each, a “Released Party” and collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, front pay, fringe benefits, reinstatement, reemployment, compensatory damages, punitive damages, or any other kind of damages, which any of the Releasing Parties have, had or may have against any of the Released Parties relating to or arising out of any matter arising on or before the date this Agreement is executed by Employee. Such released Claims include, without limitation, all Claims arising from or relating to Employee’s hiring by the Company, employment with the Company or the termination of that employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all Claims arising at law or equity or sounding in contract (express or implied) or tort, Claims arising by statute, common law or otherwise, Claims arising under any federal, state, county or local laws, of any jurisdiction, including Claims for wrongful discharge, libel, slander, breach of express or implied contract or implied covenant of good faith and fair dealing, Claims for alleged fraud, concealment, negligence, negligent misrepresentation, promissory estoppel, quantum meruit, intentional or negligent infliction of emotional distress, violation of public policy, and Claims for discrimination, retaliation, harassment and Claims arising under any laws that prohibit age, sex, sexual orientation, race, national origin, color, disability, religion, veteran, workers’ compensation or any other form of discrimination, harassment, or retaliation, including, without limitation, Claims under the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Immigration Reform and Control Act, the Oklahoma Anti-Discrimination Act, the Oklahoma Standards for Workplace Drug and

Alcohol Testing Act, Oklahoma medical marijuana laws, retaliation under the Administrative Workers’ Compensation Act and the Oklahoma Workers’ Compensation Act, Oklahoma public policy, Oklahoma’s Genetic Non-Discrimination in Employment Act, any statute or laws of the State of Oklahoma, any other similar or equivalent federal or state laws, any other federal, state, local, municipal or common law whistleblower, discrimination or anti-retaliation statute law or ordinance, and any other Claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Except as required by law, Employee agrees that Employee will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claim before any court, agency or tribunal against the Company or any of the Released Parties arising from, concerned with, or otherwise relating to, in whole or in part, Employee’s employment, the terms and conditions of Employee’s employment, or Employee’s separation from employment with the Company or any of the matters or Claims discharged and released in this Agreement. This release shall not apply to any of the Company’s obligations under this Agreement.

4. No Interference. Nothing in this Agreement is intended to interfere with Employee’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Employee further acknowledges that nothing in this Agreement is intended to interfere with Employee’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. However, by executing this Agreement, Employee hereby waives the right to recover any damages or benefits in any proceeding Employee may bring before the EEOC, any state human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency or entity on Employee’s behalf with respect to any Claim released in this Agreement; except that Employee does not waive any right to, and shall not be precluded from seeking, any government issued award including any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or similar provision.

5. No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or Employee of any acts of wrongdoing or violation of any statute, law, or legal right. Rather, the Parties specifically deny and disclaim that either has any liability to the other but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.

6. Known Violations. Employee represents and warrants that Employee is not aware of any illegal acts committed by or on behalf of the Company and represents that if Employee was aware of any such conduct, that Employee properly reported the same to a member of the executive leadership team in writing in accordance with his fiduciary duties to the Company and applicable law.

7. Return of Company Property. Within three (3) days of the Separation Date, Employee shall, to the extent not previously returned or delivered, without copying or retaining any copies: (a) return all equipment, records, files, documents, data, computer programs, programs or other materials and property in Employee’s possession which belong to the Company or any one or more of its affiliates, including, without limitation, all computer access codes, messaging devices, credit cards, cell phones, laptops, computers and related equipment, keys and access cards; and (b) deliver all original and copies of Confidential Information (as such term is defined in the Award Agreements) of the Company, notes, materials, records, reports, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise or on Employee’s personal computer or any other media) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company’s or any one or more of its affiliates’ financial information, financial data, financial statements, business information, strategies, sales, customers, suppliers, Confidential Information or similar information. Should Employee later discover additional items described or referenced in subsections (a) or (b) above, Employee will promptly notify the Company and return/deliver such items to the Company.

8. Non-Disclosure and Protective Covenants. Employee acknowledges and agrees to honor and abide by his non-disclosure, non-solicitation and non-disparagement obligations in each of the Non-Solicitation Agreements, the Confidentiality Agreements, and the Award Agreements.

9. Cooperation. Employee hereby agrees to provide Employee’s full cooperation, at the request of the Company, with any of the Released Parties in any and all lawsuits, investigations or other legal, equitable or business matters or proceedings that involve any matters on which Employee worked or had responsibility during Employee’s employment with the Company. Employee also agrees to be available to the Company and its representatives (including attorneys) to provide general advice or assistance as requested by the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Employee. Specifically, Employee agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party; and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Employee acknowledges and understands that Employee’s obligations of cooperation under this Section 9 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. Employee shall receive no additional compensation for time spent assisting the Company pursuant to this Section 9 other than the compensation and benefits provided for in this Agreement, provided that Employee shall be entitled to be reimbursed for any reasonable out-of-pocket expenses incurred in fulfilling Employee’s obligations pursuant to subsections (i) and (ii) above.

10. No Assignment of Claims. Employee represents that Employee has not transferred or assigned, to any person or entity, any claim involving the Company or the Released Parties, or any portion thereof or interest therein. The Parties acknowledge and agree that nothing in this Agreement shall prohibit payment of any amounts due to Employee under this Agreement to Employee’s estate or legal guardian.

11. Binding Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators, heirs and estates. The Released Parties are third-party beneficiaries of this Agreement.

12. Controlling Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Oklahoma, without regard to any conflict of law principles. The Company and Employee agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties.

13. Arbitration. The Parties agree that, other than the Company’s right to seek temporary injunctive relief to prevent any breach of the Non-Solicitation Agreements or the Confidentiality Agreements, any dispute that arises between them related to this Agreement, Employee’s employment or separation from employment shall be submitted to confidential, binding and exclusive arbitration with the American Arbitration Association (“AAA”) or such other arbitrator or association as mutually agreed by the Parties. Any such arbitration will be governed by the applicable AAA rules and the Federal Rules of Civil Procedure and will take place in Oklahoma City, Oklahoma.

14. Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected, and such provisions shall remain in full force and effect. Upon any finding by any government agency or court of competent jurisdiction that Section 3 above is illegal or invalid, Employee agrees to execute a valid and enforceable general release.

15. Breach of Agreement. In the event Employee breaches any portion, or challenges the enforceability, of this Agreement, the Award Agreements, the Non-Solicitation Agreements, or the Confidentiality Agreements, the Company may, in its sole discretion (a) recover all or any portion of the amounts in Section 2(a) already paid to Employee from the date of such breach; (b) to the extent any amount in Section 2(a) has not been paid to Employee in full, terminate the remaining amounts and Employee will not be entitled to receive any further payments; (c) recover attorneys’ fees, expenses and costs the Company incurs in such action; and/or (d) recover any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement.

16. Knowing and Voluntary Waiver. Employee acknowledges that Employee has had an opportunity to review all aspects of this Agreement, the Company is advising and has advised Employee in writing (i.e., through this Agreement) to consult with an attorney of Employee’s own choosing at Employee’s cost, regarding the effect of this Agreement, and Employee has had a reasonable opportunity to do so, if so desired. Employee understands it is Employee’s choice whether or not to enter into this Agreement and that Employee’s decision to do so is voluntary and is made knowingly. Employee acknowledges and understands that this Agreement specifically releases and waives all rights and claims Employee may have under the Age Discrimination in Employment Act (“ADEA”) prior to the date on which Employee signs this Agreement. Furthermore, Employee acknowledges that the promises and benefits provided for in Section 2 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.

17. Time for Consideration. Employee has knowingly and voluntarily entered into this Agreement and acknowledges that Employee has been given a period of twenty-one (21) days from the date Employee received this Agreement to review and consider this Agreement before executing it. Employee understands that Employee has the right to use as much or as little of the twenty-one (21) day period as Employee wishes before executing this Agreement. Accordingly, Employee understands Employee may execute this Agreement as soon as Employee wishes to execute it within the twenty-one (21) day period. Employee further understands that any revisions to this Agreement will not extend this twenty-one (21) day period. The signed Agreement must be returned to the Company, ATTN: Matthew Paque, Executive Vice President – General Counsel, 7501 W. Memorial Road, Oklahoma City, OK 73142, before the end of such twenty-one (21) day period. Employee further understands that Employee may revoke this Agreement within seven (7) days after signing it, in which case this Agreement and the obligations herein, as well as Employee’s entitlement to receive the Severance Benefits, are null and void. Revocation is only effective if Employee delivers a written notice of revocation to the Company, ATTN: Matthew Paque, Executive Vice President – General Counsel, 7501 W. Memorial Road, Oklahoma City, OK 73142, within seven (7) days after executing the Agreement. Employee understands that the Company’s obligations under this Agreement do not become effective until after the seven (7) day revocation period has expired. This Agreement will become effective, enforceable and irrevocable on the eighth (8th) day after the date on which it is executed by Employee (the “Effective Date”).

18. Entire Agreement. This Agreement, the Non-Solicitation Agreements, the Confidentiality Agreements, and the Award Agreements constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and fully supersede all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements between the Parties, whether oral or written, pertaining to or concerning the subject matter of this Agreement. The Company and Employee acknowledge and agree that the Non-Solicitation Agreements, the Confidentiality Agreements, and the Award Agreements shall remain in full force and in effect after the Separation Date and that their respective obligations and duties thereunder are not in any way modified or superseded by this Agreement. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement.

19. Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, Employee specifically disclaims that Employee is relying upon or has relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.

20. No Waiver. Failure of the Company to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of the Company’s rights hereunder shall be effective unless it is in writing and signed by an authorized representative of the Company. The Company’s waiver of any provision of the Agreement shall not constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this Agreement. Furthermore, no waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

21. Section 409A. The Company intends that all of the Severance Benefits provided to Employee as described in this Agreement will either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and guidance issued thereunder (“Section 409A”). However, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of the Company that the Severance Benefits are, or will be found to be, exempt from or compliant with the requirements of Section 409A. Employee is solely responsible for determining the tax consequences to Employee of any and all payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under Section 409A.

22. Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS, INCLUDING A RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BEFORE SIGNING THIS AGREEMENT, YOU MAY TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE PRIOR TO EXECUTING THIS AGREEMENT.

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS AGREEMENT AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

ACCEPTED AND AGREED TO BY:

EMPLOYEE

/s/ Jon Evans
Jon Evans

Date: April 14, 2022

PAYCOM SOFTWARE, INC.

By:	/s/ Matthew Paque

Title:	General Counsel

Date:	April 14, 2022

PAYCOM PAYROLL, LLC

By:	/s/ Matthew Paque

Title:	General Counsel

Date:	April 14, 2022

SEVERANCE AND RELEASE AGREEMENT	Signature Page